EXHIBIT 10.7

December 21, 2006

Mr. Dennis J. Getman
Executive Vice President and
General Counsel
Avatar Holdings Inc.
201 Alhambra Circle
12th Floor
Coral Gables, FL 33134

Dear Mr. Getman:

Reference is made to the following agreements:

(1) the Employment Agreement, dated as of September 11, 2003, by and between Avatar Holdings Inc., a Delaware corporation (the “Company”), and Dennis J. Getman (the “Employee”), as amended on August 11, 2004 (the “Employment Agreement”); and

(2) the Option Agreement, dated as of October 20, 2006, by and between Avatar Properties Inc., a Florida corporation (“Properties”), and The Nature Conservancy, a nonprofit District of Columbia corporation (the “Option Agreement”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

The Company and the Employee are currently in discussions to extend the term of the Employee’s employment with the Company and to modify various other terms and conditions set forth in the Employment Agreement. In connection therewith, the Company hereby grants to the Employee, effective as of the date of this letter, a limited waiver of the Initial Annual Cap (as defined in the Employment Agreement) with respect to any sale pursuant to the Option Agreement for which the Employee would be entitled to receive Additional Compensation; provided, however, that the Initial Annual Cap shall be deemed to be $350,000 with respect to any such sale unless otherwise agreed in writing by the Company and the Employee.

(signature page follows)

Please evidence your agreement with the foregoing by executing a copy of this letter agreement and returning it to Avatar.

Very truly yours,

Avatar Holdings Inc.

By:	/s/ Gerald D. Kelfer

Name: Gerald D. Kelfer Title: Chief Executive Officer

Avatar Properties Inc.

	By:	/s/ Gerald D. Kelfer

Name: Gerald D. Kelfer Title: Chief Executive Officer

Acknowledged and agreed to as of the date first written above:

/s/ Dennis J. Getman

Dennis J. Getman